Exhibit 99.1

July 23, 2026
Analysts: Eric Wasserstrom (huntington.investor.relations@huntington.com), 614.480.5676
Media: Tracy Pesho (media@huntington.com), 216.276.3301

Huntington Bancshares Incorporated Reports 2026 Second-Quarter Earnings
Q2 Results Highlighted by Growth in Key Strategic Fee Revenues and Net Interest Income and Successful Cadence Systems Conversion
2026 Second-Quarter Highlights:
•Earnings per common share (EPS) for the quarter was $0.33, higher by $0.08 from the prior quarter, and $0.01 lower than the year-ago quarter.
◦Excluding the after-tax impact of Notable Items as detailed in Table 2, adjusted EPS1 was $0.39, higher by $0.02 from the prior quarter.
◦The prior year quarter included $0.04 of impact to EPS resulting from a $58 million decrease in pre-tax earnings from a securities repositioning and Notable Items that decreased pre-tax earnings by $3 million. Excluding the impact from these items, adjusted EPS1 was higher by $0.01 from the year ago quarter.
•Successfully completed the systems conversion of Cadence Bank ("Cadence") in mid-June.
•Net interest income increased $161 million, or 9%, from the prior quarter, and $585 million, or 40%, from the year-ago quarter.
•Noninterest income increased $103 million, or 15%, from the prior quarter, to $785 million. From the year-ago quarter, noninterest income increased $314 million, or 67%.
•Average total loans and leases increased $15.0 billion, or 9%, from the prior quarter to $189.3 billion and increased $56.1 billion, or 42%, from the year-ago quarter, inclusive of the impact of the Cadence and Veritex Holdings, Inc. ("Veritex") acquisitions.
◦Average commercial loans grew $11.6 billion, or 11%, from the prior quarter and $44.4 billion, or 59%, from the year-ago quarter.
◦Average consumer loans grew $3.4 billion, or 5%, from the prior quarter and $11.7 billion, or 20%, from the year-ago quarter.
•Average total deposits increased $18.8 billion, or 9%, from the prior quarter and $60.0 billion, or 37%, from the year-ago quarter, inclusive of the impact of the Cadence and Veritex acquisitions.
•Net charge-offs of 0.25% of average total loans and leases for the quarter, 1 basis point lower than the prior quarter and 5 basis points higher than the year ago quarter.
•Nonperforming asset ratio of 0.85% at quarter end, 13 basis points higher than the prior quarter.
•Allowance for credit losses (ACL) of $3.4 billion, or 1.78% of total loans and leases, at quarter end, an increase of $13 million from the prior quarter.
[1] Represents a non-GAAP financial measure. For additional details, see the "Use of Non-GAAP Financial Measures" section of this release and reconciliations to the comparable GAAP financial measure included in this release or Huntington's Quarterly Financial Supplement.
1

•Common Equity Tier 1 (CET1) risk-based capital ratio was 10.0%, at June 30, 2026, compared to 10.2% at the prior quarter end. Adjusted Common Equity Tier 11, including the impact of AOCI, excluding cash flow hedges, was 9.0%, compared to 9.2% at the prior quarter end.
•Tangible common equity (TCE)1 ratio of 7.1%, up slightly from the prior quarter end and up from 6.6% a year ago.
•Tangible book value per share1 of $9.65, up $0.10, or 1%, from the prior quarter and up $0.52, or 6%, from a year ago.
•Repurchased $159 million of common shares in the second quarter, and $309 million of common shares year-to-date, representing approximately 19 million shares repurchased year‑to‑date.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2026 second quarter of $727 million, or $0.33 per common share, an increase of $204 million, or 39%, from the prior quarter, and an increase of $191 million, or 36%, from the year-ago quarter, inclusive of $152 million of pre-tax Notable Items in the 2026 second quarter due to acquisition-related expenses.
Return on average assets was 1.02%, return on average common equity was 9.3%, and return on average tangible common equity (ROTCE)1 was 15.1% for the quarter, or 17.5% adjusted for Notable Items.
CEO Commentary:
“Building on a strong start to the year, Huntington delivered another solid quarter driven by disciplined execution and continued performance across our franchise,” said Steve Steinour, chairman, president, and CEO. “Growth in our legacy organization was outstanding, credit remains strong, and we are seeing early revenue synergies in Cadence markets. Our pipelines are robust as we enter the second half of 2026 and the operating environment remains constructive.”

“We delivered these results while executing a very successful Cadence systems conversion in June, marking the last major milestone in the integration. We have been very pleased with positive customer and colleague engagement. With the Veritex, Janney & TM Capital, and Cadence integrations behind us, we are well positioned to deliver the full economic benefits of our combined company. We have strong line of sight to the remaining cost synergies and we are actively driving revenue synergies. By the fourth quarter, the full earnings power of these partnerships will be clearly evident.

“Our balance sheet remains a source of strength, as demonstrated by our recent CCAR stress test results, and we are confident in our outlook. Supported by strong underlying business momentum and a differentiated super-regional model, we are positioned to achieve our financial targets, including sustained growth of earnings and tangible book value, and attractive returns for our shareholders.
[1] Represents a non-GAAP financial measure. For additional details, see the "Use of Non-GAAP Financial Measures" section of this release and reconciliations to the comparable GAAP financial measure included in this release or Huntington's Quarterly Financial Supplement.
2

Table 1 – Earnings Performance Summary

	2026		2025
(in millions, except per share data)	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income attributable to Huntington	$727	$523	$519	$629	$536
Diluted earnings per common share	0.33	0.25	0.30	0.41	0.34

Return on average assets	1.02%	0.81%	0.93%	1.19%	1.04%
Return on average common equity	9.3	7.2	8.9	12.4	11.0
Return on average tangible common equity	15.1	11.6	12.7	17.8	16.1
Net interest margin	3.21	3.24	3.15	3.13	3.11
Efficiency ratio	61.5	67.2	64.2	57.4	59.0

Tangible book value per common share	$9.65	$9.55	$9.89	$9.54	$9.13
Cash dividends declared per common share	0.155	0.155	0.155	0.155	0.155

Average earning assets	$258,600	$238,973	$202,511	$192,732	$191,092
Average loans and leases	189,255	174,216	146,607	135,944	133,171
Average total deposits	223,403	204,616	173,156	164,812	163,429

Tangible common equity / tangible assets ratio	7.1%	7.0%	7.1%	6.8%	6.6%
Common equity Tier 1 risk-based capital ratio (1)	10.0	10.2	10.4	10.6	10.5

NCOs as a % of average loans and leases	0.25%	0.26%	0.24%	0.22%	0.20%
NAL ratio	0.84	0.71	0.62	0.59	0.62
ACL as a % of total loans and leases	1.78	1.78	1.83	1.86	1.86
(1)June 30, 2026 figure is estimated.

Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation).
Table 2 – Notable Items Influencing Earnings

	Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)	Amount	Net Income	EPS (2)
Three Months Ended June 30, 2026
Net income and EPS (GAAP)		$727	$0.33
• Acquisition-related expenses	$(152)	(116)	(0.06)
Adjusted net income and EPS (non-GAAP)		$843	$0.39
Three Months Ended March 31, 2026
Net income and EPS (GAAP)		$523	$0.25
• Acquisition-related expenses	$(263)	(210)	(0.11)
• CECL double count (3)	(8)	(6)	(0.01)
Adjusted net income and EPS (non-GAAP)		$739	$0.37

Three Months Ended June 30, 2025
Net income and EPS (GAAP)		$536	$0.34
• FDIC Deposit Insurance Fund (DIF) special assessment (4)	$3	2	—
• Staffing efficiencies expense (5)	(6)	(5)	(0.01)
Adjusted net income and EPS (non-GAAP)		$539	$0.35
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Represents CECL day 1 provision for credit losses associated with certain acquired Cadence loans that are scoped out of ASU 2025-08, which Huntington adopted on October 1, 2025.
(4)Represents the updated estimates on the uninsured deposit losses and recoverable assets related to the FDIC DIF special assessment. These amounts are recorded in deposit and other insurance expense.
(5)Staffing efficiencies include severance expense recorded in personnel costs.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Total Revenue

	2026		2025
($ in millions)	Second	First	Fourth	Third	Second	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$2,052	$1,891	$1,592	$1,506	$1,467	9%	40%
FTE adjustment	20	19	17	17	16	5	25
Net interest income - FTE (1)	2,072	1,910	1,609	1,523	1,483	8	40
Noninterest income	785	682	582	628	471	15	67
Total revenue - FTE (1)	$2,857	$2,592	$2,191	$2,151	$1,954	10%	46%
(1)Calculated on a fully-taxable equivalent (FTE) basis, which represents a non-GAAP measure, assuming a 21% tax rate.
Table 4 – Net Interest Margin Summary

	2026		2025
	Second	First	Fourth	Third	Second	Change (bp)
Yield / Rate (1)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	5.28%	5.27%	5.25%	5.39%	5.40%	1	(12)
Total loans and leases	5.84	5.82	5.84	5.96	5.91	2	(7)
Total investment and other securities	3.47	3.48	3.46	3.72	3.95	(1)	(48)
Total interest-bearing liabilities	2.59	2.53	2.65	2.81	2.85	6	(26)
Total interest-bearing deposits	2.29	2.21	2.28	2.43	2.46	8	(17)

Net interest rate spread	2.69	2.74	2.60	2.58	2.55	(5)	14
Impact of noninterest-bearing funds on margin	0.52	0.50	0.55	0.55	0.56	2	(4)
Net interest margin	3.21%	3.24%	3.15%	3.13%	3.11%	(3)	10
(1)Calculated on a fully-taxable equivalent (FTE) basis, which represents a non-GAAP measure, assuming a 21% tax rate. See Page 9 of Quarterly Financial Supplement for additional yield/rate detail.
Fully-taxable equivalent (FTE) net interest income for the 2026 second quarter increased $589 million, or 40%, from the 2025 second quarter. The results primarily reflect a $67.5 billion, or 35%, increase in average earning assets and a 10 basis point increase in the net interest margin (NIM) to 3.21%, partially offset by a $53.0 billion, or 35%, increase in average interest-bearing liabilities. The increases in average earning assets and interest-bearing liabilities were attributable to a combination of the Cadence and Veritex acquisitions and organic growth. The 10 basis point increase in NIM largely reflected a decrease in funding costs, partially offset by lower yields on interest-earning assets.
Compared to the 2026 first quarter, FTE net interest income increased $162 million, or 8%, driven by an increase in average earning assets of $19.6 billion, or 8%, partially offset by an increase in average interest-bearing liabilities of $15.2 billion, or 8%, and a decrease in NIM of 3 basis points to 3.21%. The increases in average earning assets and interest-bearing liabilities were largely attributable to the Cadence acquisition. The 3 basis point decrease to NIM reflected a modest increase in overall funding costs.

Table 5 – Average Earning Assets

	2026		2025
($ in billions)	Second	First	Fourth	Third	Second	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total loans and leases:
Commercial and industrial	$90.4	$81.5	$67.4	$61.4	$59.4	11%	52%
Commercial real estate	23.9	21.1	14.3	10.7	10.8	13	122
Lease financing	5.7	5.8	5.5	5.5	5.5	—	5
Total commercial	120.0	108.4	87.1	77.6	75.6	11	59
Residential mortgage	33.5	30.4	25.1	24.5	24.4	10	37
Automobile	15.7	16.1	16.1	15.7	15.1	(3)	3
Home equity	11.9	11.3	10.4	10.3	10.2	5	16
RV and marine	5.6	5.6	5.7	5.9	5.9	0	(5)
Other consumer	2.5	2.4	2.1	2.0	1.9	7	37
Total consumer	69.2	65.8	59.5	58.3	57.5	5	20
Total loans and leases	189.3	174.2	146.6	135.9	133.2	9	42
Total investment and other securities	50.9	47.7	42.6	43.4	44.3	7	15
Interest-earning deposits with banks	17.0	15.6	12.2	11.8	12.3	9	38
Other earning assets (1)	1.5	1.4	1.0	1.5	1.4	2	6
Total earning assets	$258.6	$239.0	$202.5	$192.7	$191.1	8%	35%
(1)Includes trading account assets and loans held for sale.
See Page 7 of Quarterly Financial Supplement for additional detail.
Average earning assets include the impact from the Cadence acquisition, which was completed on February 1, 2026, and the Veritex acquisition, which was completed on October 20, 2025. The Cadence acquisition added $36.9 billion of loans as of the acquisition date, including $17.4 billion of commercial and industrial loans, $9.4 billion of commercial real estate loans, $131 million of lease financing loans, $8.2 billion of residential mortgage loans, $1.5 billion of home equity loans, and $264 million of other consumer loans. The Veritex acquisition added $9.3 billion of loans as of the acquisition date, including $4.0 billion of commercial and industrial loans, $4.2 billion of commercial real estate loans, and $1.1 billion of residential mortgage loans.
Average earning assets for the 2026 second quarter increased $67.5 billion, or 35%, from the year-ago quarter, primarily reflecting a $56.1 billion, or 42%, increase in average total loans and leases. Average loan and lease balance increases were led by growth in average commercial loans of $44.4 billion, or 59%, primarily driven by a $31.0 billion, or 52%, increase in average commercial and industrial loans and a $13.1 billion, or 122%, increase in average commercial real estate loans. Additionally, average consumer loans increased by $11.7 billion, or 20%, primarily driven by a $9.1 billion, or 37% increase in average residential mortgage loans, a $1.7 billion, or 16%, increase in average home equity loans, and a $518 million, or 3%, increase in average automobile loans.
Compared to the 2026 first quarter, average earning assets increased $19.6 billion, or 8%, primarily reflecting a $15.0 billion, or 9%, increase in average total loans and leases. Average loan and lease balance increases were led by higher average commercial loan balances of $11.6 billion, or 11%, primarily driven by a $8.8 billion, or 11%, increase in average commercial and industrial loans and a $2.8 billion, or 13%, increase in average commercial real estate loans. Additionally, average consumer loans increased $3.4 billion, or 5%, primarily driven by a $3.1 billion, or 10%, increase in average residential mortgage and a $553 million, or 5%, increase in average home equity loans.

Table 6 – Average Liabilities

	2026		2025
	Second	First	Fourth	Third	Second	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total deposits:
Demand deposits - noninterest-bearing	$40.0	$35.5	$30.8	$29.0	$29.2	13%	37%
Demand deposits - interest-bearing	62.4	53.0	47.2	46.0	44.7	18	40
Total demand deposits	102.4	88.5	78.0	75.0	73.9	16	39
Money market deposits	75.3	75.2	65.2	62.0	61.1	—	23
Savings deposits	18.9	18.0	15.4	15.0	15.1	5	25
Time deposits	26.8	22.9	14.7	12.8	13.3	17	101
Total deposits	$223.4	$204.6	$173.2	$164.8	$163.4	9%	37%

Short-term borrowings	$1.9	$1.7	$0.9	$1.3	$1.3	8%	50%
Long-term debt	21.0	20.2	17.3	17.4	17.8	4	18
Total debt	$22.9	$22.0	$18.2	$18.7	$19.1	4%	20%

Total interest-bearing liabilities	$206.3	$191.1	$160.6	$154.5	$153.2	8%	35%
Total liabilities	251.9	232.2	196.3	188.3	187.3	8	35
See Page 7 of Quarterly Financial Supplement for additional detail.

Average liabilities also include the impact from both the Cadence and Veritex acquisitions. The Cadence acquisition added $43.5 billion of deposits as of the acquisition date, including $8.8 billion of noninterest-bearing deposits and $34.7 billion of interest-bearing deposits comprised largely of time deposits, money market, and demand deposit balances. The Veritex acquisition added $10.5 billion of deposits as of the acquisition date, including $2.4 billion of noninterest-bearing deposits and $8.1 billion of interest-bearing deposits largely comprised of money market account balances. Following completion of the acquisitions, certain higher-cost Cadence and Veritex deposits were allowed to run-off in order to optimize Huntington's funding mix.
Average total liabilities for the 2026 second quarter increased $64.6 billion, or 35%, from the year-ago quarter, driven by increases in average total deposits of $60.0 billion, or 37%, and in average total debt of $3.8 billion, or 20%.
Compared to the 2026 first quarter, average total liabilities increased $19.6 billion, driven by an increase in average total deposits of $18.8 billion, or 9%, and in average total debt of $723 million, or 4%.

Noninterest Income
Table 7 – Noninterest Income

	2026		2025
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Payments and cash management revenue	$204	$187	$170	$174	$165	9%	24%
Wealth and asset management revenue	134	120	102	104	102	12	31
Customer deposit and loan fees	128	110	107	102	95	16	35
Capital markets and advisory fees	140	132	101	94	84	6	67
Mortgage banking income	53	32	39	43	28	66	89
Insurance income	21	21	22	20	19	—	11
Leasing revenue	29	13	19	23	10	123	190
Net gains (losses) on sales of securities	2	13	—	—	(58)	NM	NM
Other noninterest income	74	54	22	68	26	37	185
Total noninterest income	$785	$682	$582	$628	$471	15%	67%

Impact of Notable Item:
Gain on sale of a portion of corporate trust and custody business (other noninterest income)	$—	$—	$—	$24	$—	—	—
Total adjusted noninterest income (Non-GAAP)	$785	$682	$582	$604	$471	15%	67%

Additional information:
Impact of mark-to-market and premiums from credit risk transfer transactions (included in other noninterest income)	$8	$7	$(3)	$(2)	$(5)	NM	NM
NM - Not Meaningful
Total noninterest income for the 2026 second quarter, inclusive of the impact of the Cadence and Veritex acquisitions, increased $314 million, or 67%, from the year-ago quarter. Capital markets and advisory fees increased $56 million, or 67%, primarily due to higher advisory fees from the legacy business and the impact of Janney and TM Capital, in addition to higher syndication fees. Payments and cash management revenue increased $39 million, or 24%, driven by higher cash management and interchange revenue. Customer deposit and loan fees increased $33 million, or 35%, primarily due to an increase in commitment fees and the volume of personal service charges. Wealth and asset management revenue increased $32 million, or 31%, largely due to higher investment management and trust income. Mortgage banking income increased $25 million, or 89%, primarily due to an increase in net origination and secondary marketing income. Other noninterest income increased $48 million largely due to the net impact of credit risk transfer transactions, favorable valuation changes on strategic and other investments, and an increase in bank owned life insurance income. Lastly, the 2025 second quarter results included a $58 million loss from the sale of certain investment securities as part of ongoing portfolio positioning.
Total noninterest income for the 2026 second quarter, inclusive of the full quarter impact of the Cadence acquisition, increased $103 million, or 15%, compared to the 2026 first quarter. Mortgage banking income increased $21 million, or 66%, primarily due to a reduction in net mortgage servicing rights (MSR) risk management costs and an increase in net origination and secondary marketing income. Customer deposit and loans fees increased $18 million, or 16%, primarily due to increases in loan commitment fees and the volume of personal service charges. Payments and cash management revenue increased $17 million, or 9%, largely due to higher interchange revenue. Leasing revenue increased $16 million due to an increase in income on terminated leases. Other noninterest income increased $20 million largely due to favorable valuation changes for strategic investment and other investments.

Noninterest Expense
Table 8 – Noninterest Expense

	2026		2025
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$1,010	$992	$845	$757	$722	2%	40%
Outside data processing and other services	326	311	222	198	182	5	79
Equipment	96	93	67	66	68	3	41
Net occupancy	90	85	56	57	54	6	67
Professional services	31	44	80	31	22	(30)	41
Marketing	38	37	36	34	28	3	36
Deposit and other insurance expense	38	35	(1)	9	20	9	90
Amortization of intangibles	54	41	13	11	11	32	391
Lease financing equipment depreciation	2	3	3	4	2	(33)	—
Other noninterest expense	124	133	99	79	88	(7)	41
Total noninterest expense	$1,809	$1,774	$1,420	$1,246	$1,197	2%	51%
(in thousands)
Average full-time equivalent employees	26.4	24.6	20.9	20.2	20.2	7%	31%
NM - Not Meaningful
Table 9 - Impact of Notable Items

	2026		2025
	Second	First	Fourth	Third	Second
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$38	$97	$50	$—	$6
Outside data processing and other services	74	88	29	3	—
Equipment	15	19	2	1	—
Net occupancy	2	2	—	—	—
Professional services	4	18	57	9	—
Marketing	8	6	3	—	—
Deposit and other insurance expense	7	—	(23)	(6)	(3)
Other noninterest expense	4	33	12	1	—
Total noninterest expense	$152	$263	$130	$8	$3
Acquisition-related expenses included in Notable Items	$152	$263	$154	$14	$—
Notable Items in the second quarter of 2026 included $152 million of acquisition-related expenses primarily included in outside data processing and other services, personnel costs, and equipment expense. Notable Items in the first quarter of 2026 included $263 million of acquisition-related expenses primarily included in personnel costs, outside data processing and other services, and other noninterest expense. Notable Items in the second quarter of 2025 included $6 million of expense related to staffing efficiencies, as well as a $3 million benefit from ongoing adjustments related to the FDIC DIF special assessment.

Table 10 - Adjusted Noninterest Expense (Non-GAAP)

	2026		2025
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$972	$895	$795	$757	$716	9%	36%
Outside data processing and other services	252	223	193	195	182	13	38
Equipment	81	74	65	65	68	9	19
Net occupancy	88	83	56	57	54	6	63
Professional services	27	26	23	22	22	4	23
Marketing	30	31	33	34	28	(3)	7
Deposit and other insurance expense	31	35	22	15	23	(11)	35
Amortization of intangibles	54	41	13	11	11	32	391
Lease financing equipment depreciation	2	3	3	4	2	(33)	0
Other noninterest expense	120	100	87	78	88	20	36
Total adjusted noninterest expense	$1,657	$1,511	$1,290	$1,238	$1,194	10%	39%

Reported total noninterest expense for the 2026 second quarter increased $612 million, or 51%, from the year-ago quarter. Excluding the impact from Notable Items, noninterest expense increased $463 million, or 39%, inclusive of the impact of the Cadence and Veritex acquisitions. Personnel costs increased $256 million, or 36%, due to higher salary, benefit, and incentive compensation expense. Outside data processing and other services increased $70 million, or 38%, primarily reflecting higher technology and data expense. Amortization of intangibles increased $43 million primarily due to the impact from the addition of core deposit intangibles from the acquisitions. Net occupancy increased $34 million, or 63%, largely due to increases in lease and depreciation expense. Other noninterest expense increased $32 million, or 36%, primarily due to an increased volume of expense activity driven by the impact of the acquisitions.
Reported total noninterest expense increased $35 million, or 2%, from the 2026 first quarter. Excluding the impact from Notable Items, noninterest expense increased $146 million, or 10%, inclusive of the full quarter impact of the Cadence acquisition. Personnel costs increased $77 million, or 9%, due primarily to higher salary and incentive compensation expense. Outside data processing and other services increased $29 million, or 13%, primarily reflecting higher technology and data expense. Other noninterest expense increased $20 million, or 20%, due largely to higher travel expenses and franchise and other taxes.

Credit Quality
Table 11 – Credit Quality Metrics

	2026		2025
($ in millions)	June 30,	March 31,	December 31,	September 30,	June 30,
Total nonaccrual loans and leases	$1,589	$1,332	$931	$808	$842
Total other real estate, net	23	22	13	10	10
Other NPAs (1)	—	3	1	3	—
Total nonperforming assets	1,612	1,357	945	821	852
Accruing loans and leases past due 90+ days	443	421	282	234	241
NPAs + accruing loans & leases past due 90+ days	$2,055	$1,778	$1,227	$1,055	$1,093
NAL ratio (2)	0.84%	0.71%	0.62%	0.59%	0.62%
NPA ratio (3)	0.85	0.72	0.63	0.60	0.63
(NPAs+90 days)/(Loans+OREO)	1.08	0.94	0.82	0.76	0.81
Provision for credit losses	$132	$158	$123	$122	$103
Net charge-offs	119	111	89	75	66
Net charge-offs / Average total loans and leases	0.25%	0.26%	0.24%	0.22%	0.20%
Allowance for loans and lease losses (ALLL)	$3,249	$3,243	$2,537	$2,374	$2,331
Allowance for unfunded lending commitments	132	125	206	188	184
Allowance for credit losses (ACL)	$3,381	$3,368	$2,743	$2,562	$2,515
ALLL as a % of:
Total loans and leases	1.72%	1.72%	1.70%	1.72%	1.73%
NALs	204	243	272	294	277
NPAs	202	239	269	289	274
ACL as a % of:
Total loans and leases	1.78%	1.78%	1.83%	1.86%	1.86%
NALs	213	253	295	317	299
NPAs	210	248	290	312	295
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.
Nonperforming assets (NPAs) were $1.6 billion, or 0.85%, of total loans and leases, OREO and other NPAs, compared to $852 million, or 0.63%, a year-ago. Nonaccrual loans and leases (NALs) were $1.6 billion, or 0.84% of total loans and leases, compared to $842 million, or 0.62% of total loans and leases, a year-ago. The increase in NPAs, compared to a year-ago, was driven by increases in commercial and industrial, residential mortgage, and commercial real estate NALs, including NALs acquired as part of the Cadence and Veritex transactions. On a linked quarter basis, NPAs increased $255 million, or 19%, and NALs increased $257 million, or 19%, with the increases primarily driven by an increase in commercial and industrial, residential mortgage, and commercial real estate NALs.
The provision for credit losses was $132 million in the 2026 second quarter, an increase of $29 million year-over-year and a decrease of $26 million quarter-over-quarter. Net charge-offs (NCOs) of $119 million increased $53 million year-over-year and $8 million quarter-over-quarter. NCOs represented an annualized 0.25% of average loans and leases in the current quarter, up from 0.20% in the year-ago quarter and down from 0.26% in the prior quarter. Commercial and consumer net charge-offs were 0.22% and 0.30%, respectively, for the 2026 second quarter.

The allowance for loan and lease losses (ALLL) increased $918 million from the year-ago quarter to $3.2 billion, or 1.72% of total loans and leases. The allowance for credit losses (ACL) increased by $866 million from the year-ago quarter to $3.4 billion, or 1.78% of total loans and leases, consistent with the prior quarter and 8 basis points lower than the year-ago quarter. The increases in the ALLL and ACL were primarily driven by increases recorded for loans acquired in the Cadence and Veritex transactions, as well as loan growth over the past year.
Capital
Table 12 – Capital Ratios

	2026		2025
($ in billions)	June 30,	March 31,	December 31,	September 30,	June 30,
Tangible common equity / tangible assets ratio	7.1%	7.0%	7.1%	6.8%	6.6%
Common equity tier 1 risk-based capital ratio (1)	10.0	10.2	10.4	10.6	10.5
Regulatory Tier 1 risk-based capital ratio (1)	11.3	11.6	12.0	12.4	11.8
Regulatory Total risk-based capital ratio (1)	13.6	13.8	14.2	14.7	14.1
Total risk-weighted assets (1)	$214.2	$208.1	$166.7	$150.2	$148.6
(1)June 30, 2026 figures are estimated.
See Pages 16-17 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.1% at June 30, 2026, up slightly from 7.0% at March 31, 2026, as an increase in tangible common equity from current period earnings, net of dividends, and a decline in tangible assets driven by lower interest-earning deposits with banks, were partially offset by common share repurchases and a decline in accumulated other comprehensive income. Common Equity Tier 1 (CET1) risk-based capital ratio was 10.0% at June 30, 2026, compared to 10.2% at March 31, 2026, with the decrease driven by higher risk-weighted assets and the impact of share repurchases being partially offset by an increase from current period earnings, net of dividends.

Income Taxes
The provision for income taxes was $165 million in the 2026 second quarter compared to $114 million in the 2026 first quarter. The effective tax rate for the 2026 second quarter was 18.4%, compared to 17.8% for the 2026 first quarter. The increase in the effective tax rate was primarily driven by acquisition-related activity in the prior quarter.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on July 23, 2026, at 9:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13761371. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through July 31, 2026 at (877) 660-6853 or (201) 612-7415; conference ID #13761371.
Please see the 2026 Second Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a $284 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates over 1,400 branches in 21 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution Regarding Forward-Looking Statements
This communication may contain certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements which are not historical facts and are subject to numerous assumptions, risks, estimates, and uncertainties that are beyond the control of Huntington. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, continue, believe, intend, estimate, plan, trend, objective, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements or historical performance: changes in general economic, political, regulatory, or industry conditions; deterioration in business and economic conditions, including persistent inflation, supply chain issues or labor shortages; instability in global economic conditions and geopolitical conditions, including U.S. direct involvement in war and other conflicts, as well as volatility in financial markets; changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs; the impact of pandemics and other catastrophic events or disasters on the global economy and financial market conditions and our business, results of operations, and financial condition; the impacts related to or resulting from bank failures and other volatility, including potential increased regulatory requirements and costs, such as Federal Deposit Insurance Corporation ("FDIC") special assessments, long-term debt requirements and heightened capital requirements; potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital; unexpected outflows of deposits which may require us to sell investment securities at a loss; changing interest rates which could negatively impact the value of our portfolio of investment securities; the loss of value of our investment portfolio which could negatively impact market perceptions of us and could lead to deposit withdrawals; market perceptions of us and banks generally, including from the effects of social media; cybersecurity risks; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Board of Governors of the Federal Reserve System ("Federal Reserve"); volatility and disruptions in global capital, foreign exchange, and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; introduction of new competitive products, such as stablecoins, and new competitors, such as financial technology companies and other “nontraditional” bank competitors; changes in policies and standards for regulatory review of bank mergers; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the Securities and Exchange Commission ("SEC"), the Office of the Comptroller of the Currency, the Federal Reserve, the FDIC, the Consumer Financial Protection Bureau, and state-level regulators; the possibility that the anticipated benefits of recent or proposed acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the companies or as a result of the strength of the economy and competitive factors in the areas where the companies do business; and other factors that may affect the future results of Huntington.

All forward-looking statements are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in circumstances or other factors affecting forward-looking statements that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. If Huntington updates one or more forward-looking statements, no inference should be drawn that Huntington will make additional updates with respect to those or other forward-looking statements. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements. See also the other reports filed with the SEC, including discussions under the "Forward-Looking Statements" and "Risk Factors" of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2025 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2026, as filed with the SEC and available on its website at www.sec.gov.
Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the financial supplement, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities, and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Rounding
Please note that items in this document may not add due to rounding.
Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.